News Release

FIS Names Veteran IBM Executive to Board

Key Facts	•	James Stallings brings more than 23 years of experience in the IT industry to the FIS board.
	•	Stallings served as general manager of Global Markets and general manager of Enterprise Systems in IBM’s Systems and Technology group and co-founded a leading healthy snack vending company.

JACKSONVILLE, Fla., April 2, 2013 – FIS™ (NYSE: FIS), the world’s largest provider of banking and payments technology, today named James B. Stallings Jr. to its board, increasing the number of board members.

Prior to his retirement from IBM in January after 23 years, Stallings served in a variety of general management roles, including general manager of Enterprise Systems in the $20 billion-a-year Systems and Technology Group, before assuming the Global Markets post in 2009 for the hardware business unit. He also has worked at GE Company and ROLM Corp.; is managing partner of PS 27 Ventures, a private investment fund that focuses on technology companies in the healthy and sustainable living market; and co-founded SmartBox, Florida’s leading healthy snack vending company.

“We are very pleased to have Jim join our board. He brings significant global and technology expertise and experience to the board,” said FIS Chairman and CEO Frank Martire. “His strategic counsel will be invaluable as we continue to expand our global business.”

“I have always been excited about technology, which explains why I am so pleased to join the board of a company with FIS’ market leadership, industry reputation and high respect as a provider of financial technology,” Stallings said.

Stallings received a Bachelor of Science degree from the U.S. Naval Academy and served as a U.S. Marine Corps officer.

About FIS
FIS (NYSE: FIS) is the world’s largest global provider dedicated to banking and payments technologies. With a long history deeply rooted in the financial services sector, FIS serves more than 14,000 institutions in over 100 countries. Headquartered in Jacksonville, Fla., FIS employs more than 35,000 people worldwide and holds leadership positions in payment processing and banking solutions, providing software, services and outsourcing of the technology that drives financial institutions. First in financial technology, FIS tops the annual FinTech 100 list, is 425 on the Fortune 500 and is a member of Standard & Poor’s 500® Index. For more information about FIS, visit www.fisglobal.com.

Forward-Looking Statements
This news release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

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For More Information:

Kim Snider, 904.438.6278	Mary Waggoner, 904.438.6282
Vice President	Senior Vice President
FIS Global Marketing and	FIS Investor Relations
Communications	mary.waggoner@fisglobal.com
kim.snider@fisglobal.com